EXHIBIT 10.01


E.ON SHARE PERFORMANCE-PLAN

TERMS AND CONDITIONS FOR THE 1. TRANCHE (2006-2008)

(DATE: JUNE 2006)


PREAMBLE

E.ON Group's long-term and sustainable success is largely determined by the commitment of its employees. Because of their role in fundamental strategic decisions, managers and top executives are responsible for promoting the company's sustainable success and the positive long-term performance of E.ON stock.

In order to provide the necessary incentives for managers and top executives and in order to reward for positive performance of the E.ON stock in the capital markets, E.ON began as early as seven years ago to extend the scope of its compensation systems on an annual basis by including a long-term compensation component. Participation in the Share Performance
Plan is a voluntary benefit offered by E.ON. Beneficiaries do not acquire a claim to any future participation in the Plan. E.ON will examine regularly which type of long-term incentive (LTI) is most effective in supporting the E.ON Group's compensation philosophy.

Beginning in 2006, the LTI will be designed as a share performance plan based on virtual stocks. The changes relative to the previous plan's design were made primarily in order to be in line with current market practice, and to more effectively meet the requirements of corporate governance and the rules on insider trading. The changes adopted to this effect include the introduction of the relative stock price performance as a value-determining element, the stipulation of a three-year time to maturity, and the elimination of personal exercise decisions in favor of simultaneous centralized settlement. In future, the calculation of the amount to be paid out will be based on the stock's value upon maturity, instead of the stock price gains during the time to maturity.

Because of their three-year time to maturity, the virtual stocks are tied to the company's long-term success. Their dependence on the stock price performance creates an identity of interests and objectives for executives and shareholders. This effect is further enhanced by the personal investment that executives have to make in E.ON AG shares during the maturity period of the Share Performance Plan. In addition, the fact that the performance of the stock is benchmarked against the performance of an industry index amplifies the element of risk. There will be no payments under the Plan unless a minimum performance is achieved relative to this defined benchmark.

Managers and top executives are awarded performance rights in writing, accompanied by the Supplementary Terms and Conditions describing the specifics of the tranche concerned and specifying the number of performance rights awarded to an executive. In addition, the Supplementary
Terms and Conditions specify the number of E.ON stocks that beneficiaries must hold as a personal investment before they can be awarded performance rights. The Terms and Conditions for the plan as well as the Supplementary Terms and Conditions both form integral parts of the performance rights awarded.

There is a "Technical Annex", which is an integral part of the Terms and Conditions. This Technical Annex provides more detailed information relating to the Terms and Conditions and contains not only explanatory comments but also the mathematical formulas and definitions required for the calculation of the amount to be paid.


1 PERFORMANCE RIGHT, CASH AMOUNT

(1) Within the framework of this Share Performance Plan, the company ("Company") mentioned in the Supplementary Terms and Conditions shall award performance rights ("Performance Rights") of stock of E.ON AG, Dusseldorf ("E.ON AG"); beneficiaries shall be entitled to receive a given number of Performance Rights as determined in the Supplementary Terms and Conditions. In accordance with said terms and conditions, the holder of a Performance Right (the "Beneficiary") shall be entitled to payment by the Company of the amount per Performance Right (the "Cash Amount") determined at the end of the maturity period (as defined in Article 2 below). Additional rights such as voting or dividend rights shall not be associated with Performance Rights.

(2) The Cash Amount shall be determined by the Calculation Agent (as defined in Article 6 below) and shall be equivalent to the product (rounded off to the second decimal) of the Closing Price (as defined in Article 3 below) and the Performance Factor (as defined in Article 4 below). The maximum
Cash Amount to be paid to Beneficiaries shall be the triple of the stock's initial value (E-O) as specified in the Supplementary Terms and Conditions.

(3) Performance Rights shall be awarded free of charge.


2 TIME TO MATURITY

The time to maturity of Performance Rights shall be three years; it shall begin on January 1 of the year in which they are awarded ("start of maturity period") and shall end on December 31 of the second calendar year following the calendar year in which they were awarded ("end of maturity period").


3 DETERMINATION OF THE CLOSING PRICE

The Closing Price (EON-PAY) shall be the arithmetic mean (expressed in euros ("EUR") and adjusted for Capital Measures during the performance rights' time to maturity) of the closing prices as determined and published by Deutsche Borse AG in the XETRA(R) electronic trading system (Exchange Electronic Trading) during the preceding 60 trading days within the plan's time to maturity of the no par bearer share of common stock of E.ON AG (the "E.ON Stock") which has an accounting par value of EUR 2.60. The Closing Price shall be calculated as specified in (1) of the Technical Annex.


4 DETERMINATION OF THE PERFORMANCE FACTOR

The "Performance Factor" shall depend on the Total Shareholder Return ("TSR") of the E.ON Stock and the Dow Jones STOXX Utility EUR Return
Index, referred to as the "Index" (as explained in greater detail in (2) of the Technical Annex). This factor shall be determined at the end of the maturity period and shall take into account not only the stock performance but also dividend payouts and capital measures. The Performance Factor shall be 1 if the performance of the TSR of the E.ON Stock is identical with that of the Index. If the E.ON Stock outperforms the Index, the Performance Factor shall increase proportionately. If the E.ON Stock underperforms the Index, the Performance Factor shall be reduced by the quintuple of the underperformance. The Performance Factor shall be 0 if the total underperformance amounts to 20 percentage points or more. The Performance Factor shall be calculated as specified in (3) of the Technical Annex.


5 CAPITAL MEASURES OF E.ON AG, DIVIDEND PAYMENTS AND TRANSFORMATION OF
E.ON AG

(1) If E.ON AG implements Capital Measures and distributes Special Dividends (both terms as defined in (4)(a) of the Technical Annex) during the Performance Rights' maturity period, the economic effects that such measures have on the value of the Performance Rights shall be offset. To this end, so-called Capital Adjustment Factors (KAF-PAY-T-I, KAF-PERF-T-I) shall be taken into account when determining the Closing Price and the Performance Factor. The Capital Adjustment Factors shall be calculated as specified in (4)(b) of the Technical Annex.

(2) In order to compensate for the economic effects of dividend payments by E.ON AG that do not qualify as Special Dividends, a so-called Dividend Factor (DF-T-I) shall be taken into account when determining the Performance Factor. The Dividend Factor shall be calculated as specified in (5) of the Technical Annex.

(3) Should E.ON AG carry out capital measures other than those specified in
(1) above in conjunction with (4)(a) of the Technical Annex, or should E.ON AG be transformed in accordance with the provisions of the German Conversion Act (see (4)(c) of the Technical Annex), without this event triggering an extraordinary settlement of the Performance Rights (as specified in Article 8(1) below), these Terms and Conditions shall be adjusted in such a way that the economic effects that the cited measures have on the value of the Performance Rights will be offset. Adjustments of the Terms and Conditions shall be jointly agreed upon by the Calculation Agent and E.ON AG and shall be communicated to the Beneficiaries by the Company. Adjustments made by the Calculation Agent and E.ON AG shall be binding on the Company and the Beneficiaries in the absence of manifest errors.


6 CALCULATION AGENT

(1) HSBC Trinkaus & Burkhardt KGaA, Dusseldorf, shall be the "Calculation Agent". E.ON AG shall be entitled to appoint a new Calculation Agent for compelling reasons. However, E.ON AG shall ensure that a Calculation Agent is appointed at any time during the entire maturity period of the Performance Rights. Should the Calculation Agent cease to perform its function or should it no longer be able or willing to perform its function, E.ON AG shall be obliged to appoint another leading bank in the stock options business. If another Calculation Agent is appointed, the Beneficiaries shall be notified by the Company without undue delay.

(2) All calculation data provided and decisions made by the Calculation Agent for the purposes defined in the present Terms and Conditions shall (in the absence of a manifest error) be binding upon the Company and the Beneficiaries. Notwithstanding the aforementioned provisions, any claims by Beneficiaries may be lodged only against the Company.


7 PAYMENT OF CASH AMOUNT

(1) The Company shall deposit the Cash Amount accrued on the full number of a Beneficiary's Performance Rights to the Beneficiary's payroll account in connection with the next possible salary or pension payment after the end of the maturity period.

(2) Any (income) taxes, levies and employee social security contributions arising from the Cash Amount shall be borne by the Beneficiary.

(3) Should a Beneficiary's salary or pension be paid in a currency other than EUR, the Company shall be entitled at its reasonable discretion to translate the EUR Cash Amount accrued on the full number of Performance Rights of the Beneficiary concerned into the required currency based on the exchange rate effective on the cut-off date. The relevant exchange rate for the currency translation shall be the exchange rate effective at the end of the maturity period or, in the cases specified in Article 8 below, the exchange rate effective on the date of the event triggering the extraordinary settlement.


8 EXTRAORDINARY SETTLEMENT OF PERFORMANCE RIGHTS

(1) Following a "Change-in-Control" event (as defined below) regarding E.ON AG, the time to maturity of the Performance Rights shall end prematurely on the date of occurrence of such an event. The Beneficiary shall receive from the Company the Cash Amount which shall be determined by analogy in accordance with Articles 1(2), 3 and 4. In this event, Article 7 shall apply mutatis mutandis.

An event is a "Change-in-Control" event regarding E.ON if:

a) E.ON AG is notified by a third party, under Section 21 of the German Securities Trading Act (WpHG), that said party has acquired 25 percent or more of the voting rights of E.ON AG, or

b) a third party, either on its own or by virtue of voting rights attributable to said party in accordance with Section 22 WpHG, has acquired a share in voting rights which at an Annual Shareholders Meeting of E.ON AG has represented, or which at E.ON AG's last Annual Shareholders Meeting would have represented, at least half of E.ON AG's voting capital present at such a Meeting, or

c) an affiliation agreement has been concluded with E.ON AG as a controlled company, in accordance with Sections 291 ff. of the German Stock Corporation Act (AktG), or

d) E.ON AG is integrated into another company, in accordance with Sections 319 ff. of the German Stock Corporation Act (AktG), or

e) E.ON AG changes its legal form in accordance with Sections 190 ff. of the German Conversion Act (UmwG) (except for a conversion into a European Company), or

f) the stock of E.ON AG is no longer admitted for stock exchange trading in an organized market, or

g) E.ON AG is merged with another legal entity in accordance with Sections
2 ff. of the German Conversion Act (UmwG), provided that the enterprise value of the other legal entity is less than 20 percent of E.ON AG's enterprise value at the time when a resolution to this effect is adopted by E.ON AG. The valuation methods acknowledged by the professional association of certified public accountants (Standard 1 of 2005 as published by the Institut der Wirtschaftsprufer "Grundsatze zur Durchfuhrung von Unternehmensbewertungen" as well as the professional association's more recent pronouncements) shall be used to determine the value of both entities, provided that both enterprise values are determined in accordance with said principles in connection with the merger. Otherwise, the market capitalization of both legal entities at the time when the resolution is adopted by E.ON AG shall be deemed to be their respective enterprise values. If a market capitalization cannot be determined, the enterprise values agreed between the two legal entities shall be deemed to be the effective enterprise values.

E.ON AG shall notify Beneficiaries without undue delay of any "Change-in-Control" event regarding E.ON AG.

(2) If the Company ceases to be an affiliated company of E.ON AG, as defined in Section 15 of the German Stock Corporation Act (AktG) ("Change-in-Control" event regarding the Company), the time to maturity of the Performance Rights shall end prematurely on the date of occurrence of such an event. The Beneficiary shall receive from the Company the Cash Amount which shall be determined by analogy in accordance with Articles 1(2), 3 and 4. In this event, Article 7 shall apply mutatis mutandis.

The Company shall notify Beneficiaries without undue delay of any "Change-in-Control" event regarding the Company.

(3) The following provisions shall apply if the employment contract of a Beneficiary terminates prior to the end of the Performance Rights' maturity period due to

a) the Beneficiary's retirement,

b) the Beneficiary's death,

c) the termination of a fixed-term employment contract,

d) contractual notice of termination being given by the Company,

e) behavior-related contractual notice of termination or summary termination of the employment contract for cause (as defined in Section 622(1) of the German Civil Code) by the Company, or

f) the termination of the employment contract by the Beneficiary.

In case (a) above, the Beneficiary shall be entitled to request from the Company the premature calculation of the Cash Amount within one month after the event. If a Beneficiary does not make any use of this right, he or she shall receive the Cash Amount determined at the end of the maturity period.

In cases (b), (c) and (d) above, the time to maturity shall end prematurely, either on the monthly cut-off date preceding the termination of the employment contract, or if the date of the event coincides with a monthly cut-off date, on that monthly cut-off date. This shall also apply to case (a) above if a Beneficiary has requested the premature calculation of the Performance Amount.

In cases (a) to (d) above, the Beneficiary shall receive from the Company the Cash Amount which shall be determined by analogy in accordance with Articles 1(2), 3 and 4 above. In this event, Article 7 shall apply mutatis mutandis.

In cases (e) and (f) above, the Performance Rights awarded to the Beneficiary shall be lost without compensation when the employment contract is terminated.

(4) If the employment contract between a Beneficiary and the Company is terminated and if the Beneficiary subsequently enters into an employment contract with an affiliated company of E.ON AG as defined in Section 15 of the German Stock Corporation Act (AktG), this shall not affect the Beneficiary's Performance Rights, except as otherwise provided in the Beneficiary's personal employment contract.


9 TRANSFERABILITY

Performance Rights may not be assigned or pledged. It shall also be prohibited to dispose of the Performance Rights in any other form, to grant sub-participation or to establish a trust. Beneficiaries shall not be allowed to conduct any back-to-back transactions that are economically tantamount to selling the Performance Rights. If any of these provisions are violated, the Performance Rights awarded shall be lost without compensation.


10 WRITTEN FORM

Amendments and supplements to these Terms and Conditions must be made in writing. This shall also apply to amendments of the present Article or the Technical Annex.


11 APPLICABLE LAW, ANNEXES, PLACE OF PERFORMANCE AND JURISDICTION

(1) The form and substance of the Performance Rights, as well as all rights and duties of Beneficiaries and the Company, shall be governed in every respect by the law applicable in the Federal Republic of Germany.

(2) The Technical Annex shall form part of these Terms and Conditions.

(3) The place of performance shall be the place where the Company concerned has its corporate domicile.

(4) The venue for the settlement of disputes arising from matters covered in these Terms and Conditions shall be Dusseldorf.


12 PARTIAL INVALIDITY

Should any of the provisions of these Terms and Conditions be or become invalid or impracticable, in whole or in part, this shall not affect the validity of the other provisions. Any gap resulting from the invalidity or impracticability of a provision of these Terms and Conditions shall be filled by additionally interpreting the terms of the contract by analogy, taking into consideration the interests of the parties involved.


EXHIBIT 10.01 (Continued)


TECHNICAL ANNEX

TO THE TERMS AND CONDITIONS OF THE 1ST TRANCHE (2006-2008)

DATE: JUNE 2006



1.  CALCULATION OF THE CLOSING PRICE AS
SPECIFIED IN ART.3 OF THE TERMS AND CONDITIONS

The Closing Price (EON-PAY) shall be calculated as follows:

EON-PAY = (1/60) * [(Sum from I=1 to I=60) of E-T-I] * KAF-PAY-T-I

Where:

E-T-I : is the Closing Price of the E.ON Stock, as determined and pub-lished by Deutsche Borse AG in the XETRA (R) electronic trading system during the Averaging Period (as defined below).

KAF-PAY-T-I : is the Capital Adjustment Factor (as defined in (4) below) at the time T-I .

The "Averaging Period" within the meaning of these Terms and Conditions shall be the preceding 60 Trading Days (as defined below) within the maturity period.

"Trading Day" within the meaning of these Terms and Conditions shall be a day on which Deutsche Borse AG determines and publishes the Closing
Price of the E.ON Stock in the XETRA electronic trading system and on which the Index Provider determines and publishes the closing price of the Index.



2.  DETERMINATION OF THE REFERENCE INDEX

a) The Dow Jones STOXX Utility EUR Return Index (ISIN code: EU 000 9658970) shall be determined by STOXX Limited, Zurich (hereinafter refer-red to as the "Index Provider").

b) The items fundamental to the calculation of the Index and the determination of the Initial Index shall be (i) the concept of the Index as defined and maintained by the Index Provider, along with (ii) the calculation, determination, and publication of the Index by the Index Provider, even if future changes or adjustments are made to the calculation of the Index, the composition or weighting of prices and stocks used as a basis to calculate the Index, the manner and means by which it is published, or if other changes or adjustments are made or measures are taken that affect the calculation of the Index, unless otherwise specified in the following provisions.

c) If (i) the fundamental design and/or calculation method or the basis of the Index is changed in a substantial way so that the continuity or comparability of the Index calculated on the old basis no longer exists (e.g., if the Index is significantly altered as a result of a change, adjustment or other measures although the prices of the various stocks included in the Index and their weighting have not changed), or if (ii) during the maturity period of the Performance Rights the Index is no longer regularly determined and published by the Index Provider or some other legal entity, the Terms and Conditions shall be adjusted so as to ensure that the indexing concept underlying the Performance Rights will be preserved, as much as possible, in terms of its economic effects.

d) Adjustments as specified in (c) above shall have to be jointly agreed upon by the Calculation Agent and E.ON AG and shall be communicated to the Beneficiaries by the Company. Adjustments made by the Calculation Agent and E.ON AG shall be binding on the Company and the Beneficiaries in the absence of manifest errors.



3. CALCULATION OF THE PERFORMANCE FACTOR AS SPECIFIED
IN ART.4 OF THE TERMS AND CONDITIONS

The Performance Factor (PF) shall be determined on the basis of the Per-formance (R-S) of the Index, the Total Shareholder Return ("TSR") of the E.ON Stock (R-EON) and the performance difference (P-DIFF = outperfor-mance or underperformance of the E.ON Stock relative to the Index as de-fined in Art. 4 of the Terms and Conditions) between the E.ON Stock and the Index, which shall be calculated by means of the following formulas, where T-1,...,T-60 represent the days of the averaging period at the end of the maturity period.

a) The performance of the Index (R-S) shall be calculated as follows:

R-S = [(1/60) * ((Sum from I=1 to I=60) of S-T-I)] / [(S-O) - 1]

Where:

S-T-I : is the closing price of the Index as determined and published during the Averaging Period.

S-O : is the arithmetic mean, rounded off to the second decimal, of the closing indexes as determined and published by the Index Provider during the preceding 60 Trading Days prior to the maturity period.

b) The TSR of the E.ON Stock (R-EON) shall be calculated, taking into account dividend payments and Capital Measures, by means of the following formula:

R-EON = [(1/60) * ((Sum from I=1 to I=60) of E-T-I) * DF-T-I
* KAF-PERF-T-I] / [(E-O) - 1]

Where:

E-T-I : is the Closing Price of the E.ON Stock, as determined and published by Deutsche Borse AG in the XETRA(R) elec-tronic trading system during the Averaging Period.

E-O : is the arithmetic mean, rounded off to the second decimal, of the E.ON Stock's Closing Prices, as determined and published by Deutsche Borse AG in the XETRA(R) electro-nic trading system during the preceding 60 Trading Days prior to the maturity period.

DF-T-I : is the Dividend Factor (as defined in Art. 5 of the Terms and Conditions) at the time T-I.

KAF-PERF-T-I : is the Capital Adjustment Factor (as defined in (4) below) at the time


c) The performance difference (P-DIFF) shall be calculated as follows:

P-DIFF = R-EON - R-S


d) The Performance Factor (P-F) shall be calculated by means of the following formula:

PF = 1 + P-DIFF (if P-DIFF >= 0)
PF = max of (1 + (5*P-DIFF) or 0  (if P-DIFF <0)



4. CALCULATION OF THE CAPITAL ADJUSTMENT FACTORS TO REFLECT CAPITAL MEASURES OR SPECIAL DIVIDENDS BY E.ON AG AS SPECIFIED IN ART.5(1)
OF THE TERMS AND CONDITIONS

a) "Capital Measures" within the meaning of these Terms and Conditions shall include the following events:

E.ON AG

(i) increases its capital by issuing new shares against contributions while granting its shareholders direct or indirect subscription rights ("Capital Increase against Contributions"),

(ii) increases its capital out of retained earnings ("Capital
Increase out of Retained Earnings"), or

(iii) directly or indirectly grants its stockholders a right to subscribe for bonds or other securities with option or conversion rights on stock ("Issuance of Securities with Option or Conversion Rights").

A "Special Dividend" within the meaning of these Terms and Conditions shall be defined as follows:

E.ON AG pays its stockholders a dividend that is explicitly referred to as a special or extraordinary dividend by the annual shareholders meeting of E.ON AG.

b) In accordance with Art.5(1) of the Terms and Conditions, the Capital Adjustment Factors (KAF-PERF-T-I, KAF-PAY-T-I) shall be adjusted as of the cut-off date (T-I) of the Capital Measure or Special Dividend concerned by applying the same principles that are applied by the Index Provider
(see (2)(a) above) in order to compensate for capital measures and the distribution of special dividends. These principles are regularly published at www.stoxx.com ("Index Guides"). The initial value of the Capital Adjustment Factors (KAF-PERF-T-I, KAF-PAY-T-I) shall be 1.0000000.

The Capital Adjustment Factor KAF-PAY-T-I, which is used to determine the Closing Price, includes the gross amounts of Special Dividends (i.e. without deducting withholding taxes), which deviates from the principles applied by the Index Provider.

Should the E.ON Stock cease to be part of the Index, the Calculation Agent shall adjust the Capital Adjustment Factors by applying the Index Provider's adjustment rules mutatis mutandis.

The Capital Adjustment Factors (KAF-PERF-T-I, KAF-PAY-T-I) shall be rounded off to the seventh decimal.

The "Cut-off Date" for the adjustment of the Capital Adjustment Factors (KAF-PERF-T-I, KAF-PAY-T-I) shall be the first Trading Day on the Frankfurt Stock Exchange on which the shares are quoted "ex dividend", "ex subscription right" or "ex bonus shares".


c) "Transformation" as defined in Art.5(3) of the Terms and Conditions shall particularly be represented by one of the following measures:

(i) a merger of E.ON AG by way of absorption where E.ON AG is not the absorbing company, or by way of establishing a new company,

(ii) any other transaction (e.g. split, asset transfer, integration or restructuring,modification, or exchange of shares) through which or as a result of which all shares of E.ON AG are irrevocably invalidated, transferred, scheduled to be transferred, reclassified, or modified in their legal status, and

(iii) any other transaction that has the same economic effects as the aforementioned transactions.



5. CALCLULATION OF THE DIVIDEND FACTOR TO REFLECT DIVIDEND PAYMENTS BY E.ON AG AS SPECIFIED IN ART.5(2) OF THE TERMS AND CONDITIONS

The initial value of the Dividend Factor (DF-T-I) included in the performance the E.ON Stock shall be 1.0000000, which in the event of dividend payments by E.ON AG that are not Special Dividends as defined in (4)(a) above shall be adjusted on each ex-dividend day ( ti ) in accordance with the principles applied by the Index Provider. These principles are regularly published at www.stoxx.com ("Index Guides").

Should the E.ON Stock cease to be part of the Index, the Calculation Agent shall adjust the Dividend Factor (DF-T-I) by applying the Index Provider's adjustment rules mutatis mutandis.

Following the adjustment, the Dividend Factor (DF-T-I) corresponds to the number of phantom stocks held at the time T-I as a result of reinvesting the fictitious net dividend, based on an initial portfolio of one phantom share.

The Dividend Factor (DF-T-I) shall be rounded off to the seventh decimal.


EXHIBIT 10.02



                   CERTIFICATE OF AWARD
                           E.ON
                  Share Performance Plan

                        2006 - 2008

              Share Performance Rights Award



     As of January 1, 2006, the Management
     Board of E.ON has awarded <# of rights>
     Share Performance Rights to


                      <Officer Name>


     with an initial value of 79.22 eurodollars.

     Subject to terms and conditions of the
     E.ON Share Performance Plan, these Share
     Performance Rights are payable in cash
     at the end of the maturity period.


     Dr. Wulf H. Bernotat



     Victor A. Staffieri



     <Officer Name>